                                                                      Exhibit 99

EXCHANGE NATIONAL BANCSHARES ANNOUNCES 2ND QUARTER EARNINGS OF $0.56 PER DILUTED SHARE
Jefferson City, MO
August 1, 2005

Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF), a financial services company, announced today second quarter earnings of $0.56 per diluted share, up 10% from diluted earnings per share of $0.51 a year ago.

Net income for the 3 months ended June 30, 2005 of $2,345,000 increased $216,000 when compared to the second quarter of 2004.

For the six months ended June 30, 2005, Exchange National Bancshares earned $1.09 per diluted share, up 4% from diluted earnings per share of $1.05 a year ago. Net income for the six months ended June 30, 2005 of $4,582,000 increased $159,000 when compared to the first six months of 2004.

Exchange completed its acquisition of Bank 10 of Belton on May 2, 2005 and Bank 10 results of operations for this acquisition have been included in Exchange's consolidated net income since that date. At purchase, Bank 10 had total assets of $178,296,000; total loans of $133,135,000; total investment securities of $26,080,000; and total deposits of $149,299,000.

In commenting on earnings performance, Chairman & CEO James E. Smith said "We are very pleased with our second quarter and year-to-date results. We believe that we are well positioned to take advantage of opportunities within the markets we serve."

For the year, annualized return on average equity was 9.9% and the annualized return on average assets was 0.9% compared to 9.9% and 1.0% respectively for 2004.

Comparing June 30, 2005 balances to December 31, 2004, total assets increased 26.3% to $1,166,418,000. Total loans grew 24.0% to $780,412,000, while investment securities increased 26.1% to $216,593,000. Total deposits increased 26.4% to $918,128,000. During the same period, stockholders' equity increased 3.0% to $94,540,000 or 8.1% of total assets.

OTHER NEWS

Exchange hired James Taylor as Senior Credit Officer during the second quarter. With over 30 years of experience in the banking industry, Mr. Taylor will oversee credit quality company-wide. Prior to joining Exchange, Mr. Taylor worked as chief credit officer and "work-out specialist" with a large international financial services organization. In commenting on Mr. Taylor's addition, Chairman & CEO Smith stated, "Asset quality is one of our highest priorities and as our loan portfolio continues to grow, it is imperative that we have an entity-wide review process in place which focuses on changes in credit quality."

Our Branson and Lee's Summit offices moved into their permanent facilities during the second quarter. The 11,000 square foot Branson facility is located at 4675 Gretna Road and our 12,000 square foot Lee's Summit facility is located at 300 SW Longview Blvd. We are excited about the opportunity to serve customers in these new facilities and look forward to growing in these expanding markets.


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We are also pleased to be included in the newly launched index for microcap companies effective last June. Chairman & CEO Smith stated, "Inclusion in the nationally recognized index is another milestone for Exchange and we look forward to the broadened investor awareness that may result."

ABOUT EXCHANGE NATIONAL BANCSHARES

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:          Kathleen Bruegenhemke
                  Senior Vice President, Investor Relations
                  TEL: 573.761.6100   FAX: 573.761.6272
                  www.exchangebancshares.com
                  --------------------------


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FINANCIAL SUMMARY

(UNAUDITED)


Balance sheet information:                    June 30, 2005       December 31, 2004
       Loans, net of allowance
         for loan losses                     $  780,411,838       $  629,141,036
       Debt and equity securities               216,593,498          171,717,635
       Total assets                           1,166,417,805          923,874,270
       Deposits                                 918,127,753          726,649,476
       Stockholders' equity                      94,539,759           91,770,783


                                                Three Months         Three Months
Statement of income information:            Ended June 30, 2005  Ended June 30, 2004
       Total interest income                      $13,887,263        $ 9,984,344
       Total interest expense                       5,811,106          3,181,269
       Net interest income                          8,076,157          6,803,075
       Provision for loan losses                      237,667            210,500
       Noninterest income                           1,797,191          1,550,814
       Noninterest expense                          6,260,857          4,990,709
       Income taxes                                 1,030,021          1,023,712
       Net income                                   2,344,803          2,128,968

                                                  Six Months            Six Months
Statement of income information:               Ended June 30, 2005  Ended June 30, 2004
       Total interest income                      $25,414,641        $19,746,197
       Total interest expense                      10,251,373          6,135,662
       Net interest income                         15,163,268         13,610,535
       Provision for loan losses                      473,167            446,000
       Noninterest income                           3,128,535          2,997,469
       Noninterest expense                         11,236,115          9,662,972
       Income taxes                                 2,000,104          2,076,265
       Net income                                   4,582,417          4,422,767



Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.